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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 26, 2011 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2011.

The Company reported net income of $19,000 for the three months ended June 30, 2011, compared to net income of $3.5 million for the three months ended June 30, 2010. Net loss for the nine months ended June 30, 2011 was $211,000 compared to net income of $3.8 million for the nine months ended June 30, 2010. The prior year three- and nine-month periods included a $3.4 million and $3.8 million tax benefit due to the reversal of a portion of a valuation allowance against the Company’s deferred tax asset.

The Company earned $0.003 per share for the three months ended June 30, 2011 and lost $0.04 per share for the nine months ended June 30, 2011. For the three and nine months ended June 30, 2010, earnings per share were $0.61 and $0.66, respectively.

“Our third quarter results continued to be affected by the weak housing market,” stated John S. Fitzgerald, President and Chief Executive Officer. He continued, “Updated appraisals received on non-performing loans and other real estate owned, which are completed at least annually, continue to reflect depreciation in real estate values, resulting in additional charge-offs on impaired loans of $363,000 and losses on other real estate owned of $132,000 during the quarter. However, we were able to offset these losses with improvement in the Bank’s core earnings via a higher net interest margin and lower non-interest expenses. I expect the actions taken over the past 18 months to continue positioning the Bank for higher earnings in the future.”

Results from Operations for the Three Months Ended June 30, 2011

Net income decreased $3.5 million during the three-month period ended June 30, 2011 compared with the three-month period ended June 30, 2010 due to a $3.4 million tax benefit recorded during the prior year period. Pre-tax income was $75,000 for the three months ended June 30, 2011, compared with $89,000 for the three months ended June 30, 2010.

The net interest margin increased by 3 basis points to 3.21% for the quarter ended June 30, 2011 compared to 3.18% for the quarter ended June 30, 2010. The yield on interest-earning assets fell 30 basis points to 4.74% for the three months ended June 30, 2011 from 5.04% for the three months ended June 30, 2010 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 31 basis points to 1.65% for the three months ended June 30, 2011 from 1.96% for the three months ended June 30, 2010. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income decreased $85,000, or 2.2%, to $3.8 million during the quarter ended June 30, 2011 from $3.9 million during the quarter ended June 30, 2010.

Interest and dividend income decreased $544,000, or 8.8%, to $5.6 million for the three months ended June 30, 2011 from $6.2 million for the three months ended June 30, 2010. The decrease was attributable to a $15.1 million, or 3.1%, decrease in the average balance of interest-earning assets and a 30 basis point decrease in the yield on such assets to 4.74% for the quarter ended June 30, 2011 compared with the prior year period. Interest expense decreased $459,000, or 20.2%, to $1.8 million for the three months ended June 30, 2011 from $2.3 million for the three months ended June 30, 2010. The average balance of interest-bearing liabilities decreased $24.5 million, or 5.3%, between the two periods, while the cost on such liabilities fell 31 basis points to 1.65% for the quarter ended June 30, 2011 compared with the prior year period. Average non-interest bearing liabilities increased $9.0 million, or 23.0%, to $48.1 million primarily due to increased balances in non-interest checking accounts between the two periods.

The provision for loan losses was $402,000 for the three months ended June 30, 2011 compared to $494,000 for the three months ended June 30, 2010. The provision for loan losses decreased during the current period compared with the prior year period due to lower levels of loan charge-offs, non-performing loans and performing construction loans, which require higher provisions. Net charge-offs were $363,000 for the three months ended June 30, 2011 compared to $1.1 million for the three months ended June 30, 2010.

The loan charge-offs during the three months ended June 30, 2011 resulted from write-downs of seven impaired loans. Two construction loans totaling $1.7 million were deemed impaired during the quarter and written down by $248,000 to their appraised value, net of estimated disposition costs. The Bank accepted a short-sale on a $583,000 non-performing construction loan that resulted in a charge-off of $35,000 and incurred a $9,000 charge-off on a previously impaired construction loan that was completed, leased and restructured during the quarter. Finally, two consumer loans and one commercial loan totaling $71,000 were completely charged off during the quarter.

Non-interest income decreased $254,000, or 44.5%, to $317,000 during the three months ended June 30, 2011 compared to $571,000 for the three months ended June 30, 2010. The decrease was attributable to gains and losses on the sales of assets. The Company recorded a $132,000 loss for other real estate owned for the three months ended June 30, 2011, which decreased $192,000 from a gain of $60,000 for the three months ended June 30, 2010. The losses were primarily the result of sales of five properties totaling $1.5 million that resulted in a net loss of $77,000. In addition, a $55,000 valuation allowance was placed against one property with an aggregate carrying value of $538,000. Gains on the sale of available-for-sale investment securities decreased $65,000 to $40,000 for the three months ended June 30, 2011 from $105,000 for the three months ended June 30, 2010.

During the three months ended June 30, 2011, non-interest expenses decreased $233,000 to $3.6 million from $3.9 million for the three months ended June 30, 2010. The largest expense reduction occurred in Federal Deposit Insurance Corporation (“FDIC”) deposit insurance premiums, which decreased $118,000, or 32.2%, followed by an $84,000 reduction in professional fees. FDIC insurance premiums declined during the quarter due to a lower rate assessed to the Bank while professional fees declined due to lower legal fees.

Despite additional staffing for the Bank’s Bridgewater office, which opened in June 2010, compensation and benefit expenses increased only $17,000, or 0.9%, between the two periods. Occupancy expenses decreased $28,000, or 4.0%, due to lower furniture, fixture, and equipment depreciation expense. Partially offsetting these decreases were slightly higher other real estate owned and advertising expenses.

Results from Operations for the Nine Months Ended June 30, 2011

Net income decreased $4.0 million during the nine-month period ended June 30, 2011 compared with the nine-month period ended June 30, 2010 due to a $3.8 million tax benefit recorded during the prior year period and lower net interest income in the current period. Pre-tax losses were $363,000 for the nine months ended June 30, 2011, compared with income before income tax expense of $68,000 for the nine months ended June 30, 2010.

The net interest margin decreased by 7 basis points to 3.12% for the nine months ended June 30, 2011 compared to 3.19% for the nine months ended June 30, 2010. The yield on interest-earning assets fell 39 basis points to 4.71% for the nine months ended June 30, 2011 from 5.10% for the nine months ended June 30, 2010 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 31 basis points to 1.73% for the nine months ended June 30, 2011 from 2.04% for the nine months ended June 30, 2010. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income decreased $819,000, or 6.8%, to $11.2 million during the nine months ended June 30, 2011 from $12.0 million during the nine months ended June 30, 2010.

Interest and dividend income decreased $2.3 million, or 11.9%, to $16.9 million for the nine months ended June 30, 2011 from $19.2 million for the nine months ended June 30, 2010. The average balance of interest-earning assets decreased $23.4 million, or 4.7%, while the yield on assets decreased 39 basis points to 4.71% for the nine months ended June 30, 2011 compared with the prior year period. Interest expense decreased $1.5 million, or 20.3%, to $5.7 million for the nine months ended June 30, 2011 from $7.2 million for the nine months ended June 30, 2010. The average balance of interest-bearing liabilities decreased $28.1 million, or 6.0%, between the two periods while the cost on such liabilities fell 31 basis points to 1.73% for the nine months ended June 30, 2011 compared with the prior year period.

The provision for loan losses was $1.2 million for the nine months ended June 30, 2011 compared to $1.6 million for the nine months ended June 30, 2010. Net charge-offs were $2.2 million for the nine months ended June 30, 2011 compared to $2.3 million for the nine months ended June 30, 2010. In addition to slightly less net charge-offs during the current nine month period, the provision for loan losses was lower in comparison to the prior year period due to the reduction in the construction loan portfolio, which generally requires a larger provision than other loans.

The loan charge-offs during the nine months ended June 30, 2011 resulted primarily from updated appraisals of the real estate securing the loans, reflecting continued depreciation from one year earlier. Ten non-performing construction loans totaling $9.9 million were written down by $1.3 million for the nine months based on updated appraisals of the real estate securing the loans, reflecting continued depreciation from one year earlier. Of these loans, two totaling $3.0 million at September 30, 2010 were transferred to other real estate owned. In addition, the Company wrote down six commercial loans totaling $3.9 million by $840,000, two loans secured by residential mortgages totaling $294,000 by $55,000, and two consumer loans totaling $18,000 by $3,000 during the nine months ended June 30, 2011.

Non-interest income decreased $571,000, or 30.3%, to $1.3 million for the nine months ended June 30, 2011 compared to $1.9 million for the nine months ended June 30, 2010. The decrease was attributable to lower gains on the sales of assets, which decreased $623,000. The Company recorded a $423,000 loss for other real estate owned for the nine months ended June 30, 2011, which decreased $581,000 from a gain of $158,000 for the nine months ended June 30, 2010. The losses were the result of sales of seven properties totaling $1.9 million that resulted in a net loss of $77,000. In addition, the Bank recorded valuation allowances totaling $347,000 against two properties having an aggregate carrying value of $2.8 million. Gains on the sale of available-for-sale investment securities decreased $381,000 to $74,000 for the nine months ended June 30, 2011 from $455,000 for the nine months ended June 30, 2010. Partially offsetting the lower gains were gains from the sales of loans, which increased $339,000 to $494,000 for the nine months ended June 30, 2011 compared with $155,000 for the nine months ended June 30, 2010.

During the nine months ended June 30, 2011, non-interest expenses decreased $552,000 to $11.6 million from $12.2 million for the nine months ended June 30, 2010. Compensation and benefit expenses decreased $742,000 during the nine months ended June 30, 2011 primarily due to a one-time charge of $852,000 during the prior year period due to the resignation of the Company’s former President and CEO. Absent the charge from the prior year period, compensation and benefit expenses increased $92,000 due to additional staffing for the Bank’s Bridgewater branch office and severance payments for staff positions eliminated during the current period. In addition, professional fees decreased $103,000 due to lower legal and consulting fees in the current year.

Partially offsetting the decreases in compensation and benefit expenses and professional fees between the nine months periods were increases in other real estate owned expenses of $122,000 and occupancy expenses of $96,000 due to the opening and operation of the new Bridgewater branch.

Balance Sheet Comparison

Total assets decreased $11.5 million to $526.5 million during the nine months ended June 30, 2011. A $13.4 million decreased in cash and cash equivalents and a $9.1 million decrease in loans receivable, net of allowance for loan loss, were partially offset by a $9.1 million increase in investment securities and a $2.6 million increase in other real estate owned.

Total loans receivable decreased $10.1 million during the nine months ended June 30, 2011 to $398.4 million and were comprised of $162.6 million (40.8%) one-to-four family residential mortgage loans, $130.1 million (32.6%) commercial real estate loans, $36.2 million (9.1%) construction loans, $34.9 million (8.8%) commercial business loans, $22.4 million (5.6%) home equity lines of credit and $12.2 million (3.1%) other loans. Contraction of the portfolio during the nine months ended June 30, 2011 occurred primarily in construction loans, which decreased $20.9 million, followed by a decrease of $2.8 million in residential mortgage loans and a $1.0 million decrease in other loans. Commercial real estate loans increased $13.9 million and commercial business loans increased $1.2 million.

Total non-performing loans decreased by $2.0 million to $26.0 million at June 30, 2011 from $28.0 million at September 30, 2010. The ratio of non-performing loans to total loans decreased to 6.5% at June 30, 2011 from 6.9% at September 30, 2010.

Included in the non-performing loan totals were fifteen construction loans totaling $13.7 million, twelve commercial loans totaling $8.7 million, four residential mortgage loans totaling $2.3 million, and three home equity lines of credit totaling $1.3 million. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

During the nine months ended June 30, 2011, the allowance for loan losses decreased $959,000 to $3.8 million. The decrease in the allowance for loan loss was primarily the result of lower construction loan balances, which decreased $20.9 million, or 36.6%, from September 30, 2010. The allowance for loan losses as a percentage of non-performing loans decreased to 14.7% at June 30, 2011 compared with 17.0% at September 30, 2010. At June 30, 2011, the Company’s allowance for loan losses as a percentage of total loans was 0.96% compared with 1.17% at September 30, 2010. It is the Company’s policy to immediately charge off specifically identified losses in its loan portfolio. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Investment securities increased $9.1 million to $67.7 million at June 30, 2011 from $58.7 million at September 30, 2010. The Company purchased $27.8 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $14.7 million and sold two securities totaling $4.0 million during the nine months ended June 30, 2011.

Other real estate owned increased $2.6 million to $15.2 million at June 30, 2011 from $12.7 million at September 30, 2010. The increase was the result of the Bank’s acceptance of deeds-in-lieu of foreclosure on collateral securing three construction loans which consisted of two completed residential homes and one incomplete 10-unit condominium building. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

During the quarter ended June 30, 2011, the Company sold five properties totaling $1.5 million from the other real estate owned portfolio, increasing the fiscal year-to-date sales to $2.0 million. In addition, the Company has entered into or is negotiating contracts to sell $7.8 million of the properties held in other real estate owned. Valuation allowances for losses anticipated from these contracts have been recorded at June 30, 2011. No additional losses are expected on these sales.

Total deposits decreased $9.6 million, or 2.2%, to $418.4 million at June 30, 2011. The decrease in deposits occurred in interest-bearing checking accounts, which decreased $20.1 million, or 39.0%, to $31.4 million and certificates of deposit (including individual retirement accounts), which decreased $9.7 million, or 5.2%, to $178.3 million. The outflows in interest-bearing checking accounts were from municipal accounts while the outflows in CDs were primarily due to maturing brokered deposits. Partially offsetting the decrease were increases in money market account balances, which increased $15.9 million, or 17.8%, to $105.2 million and in non-interest checking accounts, which increased $6.4 million, or 17.3%, to $43.7 million. The Company’s ability to maintain its net interest margin during the nine months ended June 30, 2011 was largely a result of the replacement of higher-rate certificates of deposit with non-interest checking and money market balances.

Included with the total deposits at June 30, 2011 were $1.8 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $10.0 million in brokered certificates of deposit. At September 30, 2010 the Registry Service (CDARS) reciprocal certificates of deposit were $2.9 million and brokered certificates of deposit were $14.7 million.

The Company’s book value per share increased to $7.66 at June 30, 2011 from $7.60 at June 30, 2010. The increase was due to the results of operations for the twelve months ended June 30, 2011.

As a result of the balance sheet contraction and results from operations during the quarter, Magyar Bank’s Tier 1 Leverage Ratio increased 6 basis points to 7.96% and the Total Risk-Based Capital Ratio increased 21 basis points to 12.92% as of June 30, 2011.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)
Income Statement Data:
Interest and dividend income	$5,617	$6,161	$16,893	$19,169
Interest expense	1,812	2,271	5,713	7,170
Net interest and dividend income	3,805	3,890	11,180	11,999
Provision for loan losses	402	494	1,237	1,644
Net interest and dividend income after
provision for loan losses	3,403	3,396	9,943	10,355
Non-interest income	317	571	1,311	1,882
Non-interest expense	3,645	3,878	11,617	12,169
Income (loss) before income tax expense	75	89	(363)	68
Income tax expense (benefit)	56	(3,446)	(152)	(3,768)
Net income (loss)	$19	$3,535	$(211)	$3,836

Per Share Data:
Basic earnings (loss) per share	$0.003	$0.61	$(0.04)	$0.66
Diluted earnings (loss) per share	$0.003	$0.61	$(0.04)	$0.66
Book value per share, at period end	$7.66	$7.60	$7.66	$7.60

Selected Ratios (annualized):
Return on average assets	0.01%	2.59%	-0.05%	0.92%
Return on average equity	0.17%	32.44%	-0.64%	11.67%
Net interest margin	3.21%	3.18%	3.12%	3.19%

[

	At the Period Ended
	June 30,	September 30,
	2011	2010
Balance Sheet Data:
Assets	$526,480	$537,949
Loans receivable	398,552	408,652
Allowance for loan losses	3,807	4,766
Investment securities - available for sale, at fair value	28,130	14,187
Investment securities - held to maturity, at cost	39,613	44,479
Deposits	418,363	427,932
Borrowings	58,591	60,769
Shareholders' Equity	44,418	44,177

Asset Quality Data:
Non-performing loans	$25,986	$28,000
Other real estate owned	15,216	12,655
Total non-performing assets	41,202	40,655
Allowance for loan losses to non-performing loans	14.65%	17.02%
Allowance for loan losses to total loans receivable	0.96%	1.17%
Non-performing loans to total loans receivable	6.52%	6.85%
Non-performing assets to total assets	7.83%	7.56%
Non-performing assets to total equity	92.76%	92.03%